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              March 27, 2023

       Junling Liu
       Chief Executive Officer
       111, Inc.
       3-5/F, No. 295 ZuChongZhiRoad
       Pudong New Area
       Shanghai, 201203
       The People   s Republic of China

                                                        Re: 111, Inc.
                                                            Annual Report on
Form 20-F
                                                            Response Dated
January 31, 2023
                                                            File No. 001-38639

       Dear Junling Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Trade & Services
       cc:                                              Kevin Zhang, Esq.